EXHIBIT 10.1

January 10, 2007

Private and Confidential Stephen F. Edwards Chairman of the Special Committee of the Board Champps Entertainment, Inc. 10375 Park Meadows Drive Suite 560 Littleton, CO 80124

Dear Stephen:

Following up on our prior correspondence and discussions in which I advised you that Kinderhook Industries, LLC ("Kinderhook"), wishes to pursue an acquisition (the "Transaction") of the business and operations of Champps Entertainment, Inc. ("CMPP"), we are providing this letter to provide CMPP with a revised proposal for a Transaction as outlined below (the "Revised Proposal"). This Revised Proposal is still subject to our satisfactory completion of the confirmatory due diligence outlined below and of legal documentation. Nevertheless, assuming we receive our diligence requests and are granted access to requested personnel and assets in a timely manner, we are confident that we will complete our confirmatory due diligence and be in a position to sign a purchase agreement within 4-6 weeks of your acceptance of this Revised Proposal and that, subject to receipt of necessary third party consents, the Transaction will close by April 15, 2007 (the "Closing").

By way of background, Kinderhook manages private equity funds with $470 million of committed capital and has an investment philosophy of combining senior management and operating experience in a variety of industries with the financial and investment know-how of private equity professionals.

The principal terms and conditions of the proposed Transaction are as follows:

  The Acquisition

    Structure. The Transaction will be accomplished in two steps. Immediately prior to the Closing, CMPP will transfer substantially all of its assets and all of its liabilities to a newly formed wholly owned subsidiary that will be a Delaware limited liability company ("Newco"). At the Closing, CMPP will sell all of the outstanding membership interests of Newco to a newly created Delaware entity ("Buyer"), formed by Kinderhook for the purpose of completing the Transaction. The Transaction will be subject to the terms of a purchase agreement ("Definitive Agreement") that is amenable to both Buyer and CMPP.

    Consideration. The purchase price for the Newco membership interests will be $75 million in cash, payable at the Closing.

    Assets and Liabilities Acquired. Under our proposal, CMPP would transfer to Newco, and Buyer would acquire, all of the assets (including cash, but excluding certain tax assets and CMPP's rights under the Definitive Agreement) and liabilities (including liabilities for indebtedness for borrowed money and for expenses relating to the Transaction) of CMPP. Buyer would not acquire CMPP's accumulated Net Operating Losses or FICA Tax Credits. These tax assets would be available to CMPP following the Transaction both to shelter the taxable gain triggered by the sale of Newco membership interests in the Transaction and to create value for its shareholders.

    Closing. The closing of the Transaction would take place on the earliest practicable date, which we estimate to be April 15, 2007.

  Definitive Agreement.

  The Transaction would take place pursuant to the terms of a Definitive Agreement which will be in customary form and satisfactory to the parties thereto and their respective counsel. Among other things, the Definitive Agreement will contain:

    Representations and Warranties of CMPP. Customary representations and warranties regarding CMPP and Newco covering among other things: (i) the accuracy in all material respects of all financial statements in accordance with GAAP submitted to Buyer; (ii) the absence of undisclosed liabilities; (iii) the absence of any material adverse change since September 30, 2006; (iv) CMPP's/Newco's title to its assets, free of all liens and encumbrances; (v) compliance in all material respects with all laws and governmental regulations applicable to CMPP's business and operations, including, without limitation, all laws and regulations relating to environmental and labor matters; and (vi) the absence of undisclosed claims, litigation, infringement and contract defaults.

    Representations and Warranties of Buyer. Customary representations and warranties of Buyer, including representations and warranties as to Buyer's ability to finance the Transaction.

    Interim Operations. Customary covenants prohibiting CMPP and Newco from engaging in transactions outside the ordinary course of its business prior to the Closing without Buyer's prior written consent, including a prohibition on the declaration and payment of dividends.

    "Go-Shop" and Break-Up Fee Provisions. "Go-shop" and break-up fee provisions consistent with those in this letter.

    Closing Conditions. Customary conditions to the obligations of the parties to complete the Transaction at the Closing, which shall include the following conditions to Buyer's obligation to complete the Transaction: (i) the absence of any material adverse change in the business of CMPP prior to the Closing; (ii) the accuracy in all material respects of CMPP's representations and warranties; (iii) receipt of all necessary consents and approvals of third parties, including any required shareholder approval by CMPP and any necessary landlord consents and estoppels; and (iv) Buyer's receipt of debt financing on terms no less favorable to Buyer than those provided for in the commitment letter(s) referred to in the next sentence. Prior to the signing of the Definitive Agreement, Buyer will provide CMPP with copies of the commitment letter(s) obtained by Buyer for the debt financing of the Transaction (the "Debt Commitment Letters").

    No Indemnification. The Definitive Agreement will not provide for any indemnification, holdback or other post-Closing liability.

  Management. This Proposal is subject to Kinderhook being able to reach a satisfactory agreement prior to the signing of the Definitive Agreement with Mike O'Donnell and Dave Womack ("Management") regarding Management's post-Closing participation in Buyer. Kinderhook has had certain preliminary discussions with Management regarding such participation; and although Kinderhook and Management have not yet reached an understanding or agreement regarding such participation by Management, Kinderhook is confident that such agreement will be reached prior to the signing of the Definitive Agreement.

  Due Diligence Review. As discussed above, Buyer's willingness to proceed with the Transaction is subject to the satisfactory completion of a review by Buyer of the business, financial and legal affairs of CMPP. Such review shall include:

      Retention of outside auditors to perform a review of CMPP's historical audits;
      Retention of legal counsel to perform legal due diligence;
      Review of applicable contracts, including but not limited to leases, vendor contracts and franchise agreements;
      Review of store operations and physical condition of the assets; and
      Interviews with key management personnel and vendors.

  Solicitation of Competing Proposals. During the period beginning on the date CMPP counter-signs this letter and ending on the date of the shareholders' meeting of CMPP to be called to approve the Transaction (the "Shareholders Meeting"), CMPP will have the right (acting under direction of the Special Committee of its Board of Directors), through its affiliates, officers, directors, employees, agents and representatives, directly or indirectly, to actively solicit, initiate, seek, encourage or support competing inquiries, proposals or offers from any person, corporation, partnership or other entity or group regarding any acquisition of CMPP, any merger or consolidation with or involving CMPP, or any acquisition of any material portion of the assets, capital stock or business of CMPP (an "Acquisition Transaction"), including by way of providing information to, or negotiating with, third parties.

  CMPP shall immediately advise Kinderhook in writing of the receipt by CMPP, any of its affiliates or any of its officers, directors, employees, agents or representatives of any offers or proposals relating to an Acquisition Transaction, which notice shall include the terms of such Acquisition Transaction.

  Break-Up Fees.

    In the event (i) CMPP enters into a definitive agreement with respect to an alternative Acquisition Transaction prior to the expiration of this letter, or (ii) this letter expires prior to the execution of the Definitive Agreement (other than by reason of Kinderhook's having either (x) advised CMPP in writing that it no longer wished to pursue the Transaction, (y) failed to obtain the Debt Commitment Letters or failed to reach an agreement with Management regarding Management's post-Closing participation in Buyer (in either case, with all of the conditions to the execution of the Definitive Agreement other than either or both of those two having been satisfied), or (z) not proceeded expeditiously and in good faith with its due diligence review or the negotiation of the Definitive Agreement) and within five months after such expiration, CMPP enters into a definitive agreement with respect to an alternative Acquisition Transaction, then, in either case, CMPP shall pay to Kinderhook a break-up fee of $1 million plus reimbursement of Kinderhook's legal fees incurred in connection with this Proposal and the proposed Transaction.
    In the event the parties have entered into the Definitive Agreement and either (i) CMPP elects to terminate the Definitive Agreement in order to accept a proposal for an alternative Acquisition Transaction or (ii) the shareholders of CMPP, including Atticus Capital LLC and its affiliates (collectively "Atticus"), do not vote to approve the Transaction at the Shareholders Meeting (or any adjournment or postponement thereof), then CMPP shall pay to Kinderhook a break-up fee of $2 million plus reimbursement of the amount of any fees paid by Buyer, Kinderhook or any of their affiliates to obtain the Debt Commitment Letters.
    In the event the parties have entered into the Definitive Agreement and the shareholders of CMPP do not vote to approve the Transaction at the Shareholders Meeting (or any adjournment or postponement thereof), notwithstanding the affirmative vote of Atticus, then CMPP shall pay to Kinderhook a break-up fee of $1 million plus reimbursement of Kinderhook's expenses incurred in connection with this Proposal and the proposed Transaction, including its legal fees and the amount of any fees paid by Buyer, Kinderhook or any of their affiliates to obtain the Debt Commitment Letters.

  Press Releases, Etc. Following its counter-signature of this letter, CMPP will issue a press release in the form attached hereto. The parties will consult with each other as to the timing and content of any other announcements, press releases or public statements concerning the proposed Transaction.

  Effect of this Agreement. This letter is a statement of the intentions of the parties and, except for the provisions of paragraphs 5, 6, 7, 9, 10 and this paragraph 8 (which are intended to be binding legal agreements), is not intended to be a legally binding agreement or to create rights in favor of either party with respect to the proposed Transaction or the other transactions contemplated hereby. The obligations of the parties to consummate the transactions contemplated hereby shall be subject in all respects to the negotiation, execution and delivery of the Definitive Agreement referred to above and to the satisfaction of the conditions contained therein, and neither of the parties hereto shall have any liability to the other except for any breach of paragraphs 5, 6, 7 or this paragraph 8 if we fail for any reason to execute a Definitive Agreement. In the event that the parties do not execute a Definitive Agreement, except as provided in paragraph 6 hereof, each party will bear its own fees and expenses incurred in connection with this Proposal and the proposed Transaction including all legal, accounting and financial advisory fees and expenses.

  Governing Law. This letter, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of New York.

  Expiration. This letter shall expire and be of no further force and effect on the first to occur of (i) February 28, 2007, (ii) the execution of a Definitive Agreement, or (iii) the date, if any, that Kinderhook advises CMPP in writing that it no longer has an interest in pursuing the Transaction, except for the provisions of paragraphs 6(a), 8 and 9 which shall survive the expiration of this letter.

If CMPP is prepared to proceed on the basis of this letter, please execute the enclosed copy in the space indicated below and return it to the undersigned. The terms of this letter will expire unless it is accepted by 5:00 PM EDT on Friday, January 12, 2007.

Very truly yours,

KINDERHOOK INDUSTRIES, LLC

/s/ Christian P. Michalik

Christian P. Michalik

Managing Director

AGREED TO AND ACCEPTED:

Champps Entertainment, Inc.

By:              /s/ Stephen Edwards

Stephen Edwards

Chairman of the Special Committee

of the Board of Directors

Date: January 10, 2007

ATTACHMENT: PRESS RELEASE DATED JANUARY 11, 2007

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